Exhibit 99.1

FBR & CO.

April 27, 2016

9:00 a.m. EDT

TRANSCRIPT Q1 2016

Operator

Good day, ladies and gentlemen, and welcome to the FBR & Company first quarter 2016 earnings conference call.

(Operator Instructions)

As a reminder, this call may be recorded. I would now like to introduce your host for today’s conference, Shannon Hawkins, Senior Vice President. Please go ahead.

Shannon Hawkins - FBR & Co. – SVP, Corporate Communications

Thank you and good morning. This is Shannon Hawkins, Senior Vice President of Corporate Communications for FBR. Before we begin this morning’s call, I would like remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rate and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to the demand for securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principle investments, available technologies, competition for business and personnel and general, economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained on FBR’s annual on Form 10-K, quarterly reports on Form 10-Q and in current reports on Form 8-K.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix - FBR & Co. – Chairman and CEO

Thanks, Shannon, and thank you to everyone for dialing in this morning.

This morning we reported a net loss of $5.5 million on net revenue of $17.9 million for the first quarter of 2016. Our revenue this quarter reflects the extremely narrow and anemic equity capital markets activity industry-wide, and for FBR specifically, this resulted in a quarter with none of the large sole-managed transactions that FBR thrives on and lower-than-normal capital markets activity, even away from that most volatile part of our business.

The overall activity in the IPO market was at the lowest level since the first quarter of 2009 in the immediate aftermath of the most intense period of the financial crisis. Investment banking revenue for the first quarter was $4.2 million for FBR, compared to $12.7 million and $14 million in the first and fourth quarters of 2015, respectively.

Institutional brokerage revenue was $14.4 million in the first quarter, up from $13.7 million and $12.2 million in the first and fourth quarters of 2015, respectively. We believe this quarter-over-quarter and year-over-year improvement is largely a result of first quarter volatility that provided a better trading environment even as it limited the ability to execute new issue volume. In addition to a little better trading environment, we also benefited from our ongoing work to more tightly align research coverage with our execution areas and management changes we made at the end of 2015. Additionally, increasing success in our corporate buyback desk is helping to support volumes in the equity business.

Non-comp fixed expenses were $9.7 million in the first quarter, down from $10.1 million and $11.7 million in the first and fourth quarters of 2015, respectively. This improvement in expense levels reflects our ongoing efforts to control and reduce expenses where opportunities exist. This quarter we saw reduced legal expenses related to investment banking activity and we experienced somewhat lower business development expenses in line with overall activity levels. Headcount was down from 303 at the end of 2015 to 287 as of March 31st.

During the first three months of this year, we repurchased 545,000 shares at a total cost of $9.1 million. This was accomplished through a combination of open-market purchases of 152,000 shares for $2.7 million and net share settlement for taxes related to the vesting of equity awards that we discussed on our last quarterly call totaling 393,000 shares. Since 2010, FBR has repurchased 11.6 million shares in the open market, returning capital of over $227 million to shareholders and 848,000 shares remain within our current repurchase authorization. Our expectation is that we will fully utilize the remaining repurchase authorizations this calendar year.

Shareholders’ equity was $195 million as of March 31, 2016, compared to $211 million at the end of 2015, which includes the effect of $9.1 million in share buyback activity. Yesterday the Board declared a $0.20 per share dividend for the quarter to be paid on May 27, 2016.

Balance sheet strength continues to be an important attribute for FBR, particularly as we consider how many midsized broker-dealers are no longer part of the competitive landscape due to a combination of the challenging environment over the last several years and, in many cases, less stable balance sheets.

As I mentioned earlier, so far in 2016 receptivity in the capital markets has been incredibly narrow with only nine initial equity transactions in the first quarter – six small healthcare IPOs and three SPACs. The overall health of the initial equity market is an essential element in the biggest part of our business, initial equity underwriting. Our tremendously focused strategy on ECM execution dictates that it is difficult to overcome an annualized 75 percent decline in industry volume. While IPO activity for companies with less than $1.5 billion in market capitalization was down 25 percent in 2015, versus 2014, at just under $17 billion new issue volume, the first quarter of 2016 saw only $1 billion of new issue capital in this market segment.

The possibility and, at some level, probability of this type of environment emerging periodically is precisely why we aggressively restructured the business several years ago, taking overall expenses down by over 65 percent and headcount down by a similar amount.

We are clearly not satisfied with our recent results, and during the slowdown we continue to focus on controlling and reducing expenses where there are opportunities and making capital allocation decisions that create value for shareholders, while we worked to position ourselves for significant revenue as the market becomes more receptive. We are seeing very recent signs of improvement in the new issue environment and are encouraged that improvement will lead to better results over the balance of 2016.

Thank you for joining us this morning. Operator, we will now take questions.

Operator

(Operator Instructions)

Steve Emerson – Emerson Investment Group - Analyst

Give us a flavor for the pipeline at this point, since clearly markets have gotten quite good.

Rick Hendrix

Steve, we’re very active right now working to put transactions in place that should execute over certainly the balance of the year, but even potentially the balance of this quarter. I’d say the most active area is clearly Energy, and we are seeing transaction opportunities that span the gamut of distressed orientation, new capital in a couple of sectors that have high returns attached to them. Some restructuring that is distressed, but is really more financial engineering in nature, and we are working on those types of transactions all across the Energy group.

We have opportunities in our Industrials group. We have opportunities in our Healthcare group. Our banking team is very active out soliciting, pitching, and winning business. And as you said, and as we noted in the script, the market has improved here, a little bit of late, and we are optimistic that we are going to begin to get more active.

Operator

(Operator Instructions)

Rick Hendrix

Operator, if there are no other questions at this time, I want to thank everybody for joining us. We look forward to talking to you after our second-quarter call.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude today’s program. You may now disconnect. Everyone, have a great day.